                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of August 30, 1996, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) certain of the Company's executive officers and (iv) all directors and executive officers as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power.


                                                  SHARES              PERCENTAGE
                                                 BENEFICIALLY              OF
NAME                                               OWNED                 CLASS
----                                            ------------           ---------
FMR Corp.(1)                                       689,250               10.40%
  82 Devonsheir Street
  Boston, MA  02109

Douglas J. Mackenzie(2)                            450,852                 6.8%
  Kleiner Perkins Caufield & Byers
  2750 Sand Hill Road
  Menlo Park, CA 94025

Frances M. Conley(3)                               409,500                 6.2%
  Roanoke Investors' Limited Partnership
  c/o Roanoke Capital, Ltd.
  1111 Third Avenue, Suite 2220
  Seattle, WA 98101

Richard S. Thorp(4)                                383,987                 5.8%
  c/o Supertronix, Inc.
  14624 - 4th South
  Seattle, WA 98168

Keystone Investment Management Company(5)          375,000                 5.7%
  200 Berkeley Street
  Boston, MA 02116

Sally G. Narodick(6)                               240,346                 3.5%
Donna G. Stanger(7)                                99,750                 1.5%
W. Hunter Simpson(8)                                41,360                    *
Timothy Mott(9)                                     40,377                    *
Daniel P. Vetras(10)                                31,125                    *
Paul N. Bialek(11)                                  28,500                    *
Harvey N. Gillis(12)                                17,000                    *
Allen D. Glenn(13)                                   9,900                    *
Allan Epstein(14)                                    9,500                    *
All directors and executive officers
  as a group (13 persons)(15)                    1,802,946                25.4%

 -------
 * Less than 1%.

(1) Based on Schedule 13 G filed by FMR Corp. with the SEC and dated June 7, 1996, FMR beneficially owns (a) through its wholly-owned subsidiary, Fidelity Management & Research Company ("Fidelity"), as advisor to certain investment companies, 272,050 shares of the Company's Common Stock as to which FMR has dispositive but not voting power, and (b) through another controlled entity, Fidelity Management Trust Company ("FMTC"), as a managing agent, 417,200 shares of the Company's Common Stock as to which FMR has dispositive and voting power.

(2) Includes 387,566 shares of Common Stock held by Kleiner Perkins Caufield & Byers VI, L.P. ("KPCB") and 59,454 shares of Common Stock held by KPCB
     VI Founders Fund, L.P. ("Founders"). The general partner of both KPCB and Founders is KPCB VI Associates, L.P. ("Associates"). Mr. Mackenzie, a director of the Company, has dispositive and voting power over the shares of Company Common Stock held by KPCB and Founders pursuant to consent resolutions adopted by Associates on November 13, 1995. Mr. Mackenzie disclaims beneficial ownership of the shares that exceed his pro rata interest in KPCB and Founders. Also includes 2,000 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.

(3) Includes 396,000 shares held of record by Roanoke Investors' Limited Partnership ("Roanoke"). Ms. Conley, a director of the Company, is a shareholder, director and principal of Roanoke Capital, Ltd. ("Roanoke Capital"), the general partner of Roanoke. The only other shareholder, director and principal of Roanoke Capital is Gerald R. Conley, Ms. Conley's husband. Ms. Conley disclaims beneficial ownership of these shares that exceed Roanoke Capital's interest in Roanoke. Also includes 2,000 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.


(4) Includes 500 shares held by Mr. Thorp's wife. Mr. Thorp disclaims beneficial ownership of those shares. Also includes 2,000 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.

(5) Based on Schedule 13 G filed by Keystone Investment Management Company ("Keystone") with the SEC and dated February 14, 1996, certain Keystone investment managers are considered beneficial owners in the aggregate of 375,000 shares of the Company's Common Stock.

(6) Includes 230,625 shares issuable upon exercise of options exercisable with 60 days of August 30, 1996.

(7) Includes 3,000 shares held by Ms. Stanger's children. Ms. Stanger disclaims beneficial ownership of those shares. Also includes 93,750 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.


(8) Includes 3,000 shares held by Mr. Simpson's wife. Mr. Simpson disclaims beneficial ownership of those shares. Also includes 17,000 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.

(9) All of these shares are held of record by Ironwood Capital ("Ironwood"). Mr. Mott, a director of the Company, is a general partner of Ironwood. Mr. Mott disclaims benefiical ownership of the shares that exceed his pro rata interest in Ironwood. Also includes 2,000 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.

(10) Represents 31,125 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.

(11) Represents 28,500 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.

(12) Includes 5,750 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.

(13) Includes 8,000 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.

(14) Represents 9,500 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.

(15) Includes 473,000 shares issuable upon exercise of options exercisable within 60 days of August 30, 1996.

                                   EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information concerning the compensation paid or accrued for the fiscal years ended June 30, 1996, 1995 and 1994, to the Company's Chairman and Chief Executive Officer and the other executive officers of the Company who received compensation of at least $100,000 for services rendered to the Company in all capacities during the 1996 fiscal year (the "Named Executive Officers").


                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                ANNUAL COMPENSATION      ----------        ALL OTHER
                                    FISCAL     ----------------------     UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR       SALARY($)  BONUS($)(1)    OPTIONS(#)          ($)
---------------------------          -----     ---------   -----------   ------------   -------------
Sally G. Narodick (2)                1996      $220,000       -0-            -0-            $4,800
 Chairman and Chief Executive        1995      $200,000     $100,000        37,500          $4,800
 Officer                             1994      $135,000       -0-           15,000          $4,800

Paul N. Bialek (3)                   1996      $100,000       -0-           30,000           -0-
 Vice President--Finance and         1995       $86,875      $43,438        30,000           -0-
 Administration, Chief Financial     1994       $51,917       $7,500        37,500           -0-
 Officer, Treasurer and Secretary

Judith G. Meleliat (4)               1996      $102,405        -0-          160,000        $112,500
 Vice President--Marketing

Donna G. Stanger                     1996      $175,000        -0-             -0-          -0-
 Vice President--Product             1995      $150,000      $75,000         52,500         -0-
 Development                         1994      $110,000      $30,000         67,500         -0-

Daniel P. Vetras (5)                 1996      $125,000      $62,593         30,000         -0-
 Vice President--Consumer Sales      1995       $94,167      $47,084           -0-          -0-
                                     1994       $55,487      $16,385         67,500         -0-

-----
(1) The Compensation Committee of the Company's Board of Directors adopts a Management Incentive Award Program for certain key employees each year. That program establishes several performance targets and a cash bonus pool based on a percentage of the aggregate officer base salaries. All of the Named Executive Officers were eligible for bonuses under that program.


(2)  All Other Compensation represents an automobile allowance.

(3)  Mr. Bialek joined the Company in September 1993.


(4) Ms. Meleliat joined the Company in August 1995, and resigned from the Company in May 1996.

(5)  Mr. Vetras joined the Company in October 1993.

OPTION GRANTS IN FISCAL YEAR 1996

     The following table sets forth certain information with respect to stock options granted during the 1996 fiscal year to the Named Executive Officers.




                                                                                                      POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                                        VALUE AT ASSUMED
                                   ----------------------------------------------                     ANNUAL RATES OF STOCK
                                   NUMBER OF        PERCENT OF                                       PRICE APPRECIATION FOR
                                   SECURITIES      TOTAL OPTIONS                                         OPTION TERM(2)
                                   UNDERLYING       GRANTED TO       EXERCISE                   ---------------------------------
                                   OPTIONS GRANTED EMPLOYEES IN       PRICE        EXPIRATION
      NAME                            (#)(1)        FISCAL YEAR       ($/SH)        DATE          0%($)       5%($)       10%($)
------------------                 --------------  -------------      --------     ----------    -------      -----       -------

Sally G. Narodick                      -0-               N/A             N/A           N/A          N/A       N/A          N/A

Paul N. Bialek                      30,000              6.4%            $25.75        3/11/06       -0-        $485,821  $1,231,166

Judith G. Meleliat(3)               90,000             19.1%            $39.50        8/17/05       -0-      $2,235,720  $5,665,754
                                    30,000              6.4%            $29.50       12/19/05       -0-        $556,572  $1,410,462
                                    40,000              8.5%            $22.50        3/22/06       -0-        $566,005  $1,434,368
Donna G. Stanger                       -0-               N/A             N/A           N/A          N/A          N/A       N/A

Daniel P. Vetras                    30,000              6.4%            $29.50       12/19/05       -0-        $556,572   $1,410,462




------------
(1) The options listed were granted under the Company's Stock Option Plan. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant as determined by the Compensation Committee of the Company's Board of Directors and vest ratably over four years from the date of grant. To the extent not already vested, the options generally become fully vested and exercisable upon a change in control of the Company. The options have ten year terms.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rate of stock price appreciation are mandated by the rules of the Securities and Exchange Commission. None of the assumed rates of stock price appreciation represent the Company's estimate or projection of the future price of the Company's Common Stock.

(3) The options listed were not vested and expired on May 22, 1996, the date of Ms. Meleliat's termination of employment with the Company.

OPTION EXERCISES IN FISCAL YEAR 1996 AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information concerning option exercises by the Named Executive Officers during the 1996 fiscal year. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1996. Also reported are the values for "in-the-money" options, which values represent the positive spread between the exercise prices of those existing stock options and the fair market value of the Company's Common Stock as of June 30, 1996.




                                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF SECURITIES UNDERLYING                IN-THE-MONEY
                            NUMBER OF                           UNEXERCISED OPTIONS AT                         OPTIONS AT
                             SHARES                               FISCAL YEAR END(#)                    FISCAL YEAR END ($)(1)
                           ACQUIRED ON      DOLLAR VALUE      ------------------------------          ---------------------------
    NAME                   EXERCOSE(#)      REALIZED ($)     EXERCISABLE       UNEXERCISABLE          EXERCISABLE  UNEXERCISABLE
------------------        -------------     ------------     -----------       -------------          -----------  -------------

Sally G. Narodick              -0-              N/A             226,875             35,625               $3,876,994    $105,094
Paul N. Bialek                9,000            $261,720          17,250             71,250                 $186,300    $417,150
Judith G. Meleliat             -0-              N/A                -0-                -0-                     -0-
Donna G. Stanger             37,500          $1,254,863          76,875             73,125               $1,114,088    $950,400
Daniel P. Vetras             10,500            $279,885          14,250             63,750                 $194,798    $461,363


-------------

(1) These values represent the number of shares subject to in-the-money options multiplied by the difference between the closing bid price of the Company's Common Stock on June 30, 1996 ($20.00 per share), and the exercise price.

     The Audit Committee generally selects the Company's independent auditors, subject to ratification by Shareholders, and considers related scope and fee arrangements. Current members of the Audit Committee are Harvey N. Gillis (Chair), Allan Epstein, Dr. Allen D. Glenn and Richard S. Thorp. The Compensation Committee generally recommends the framework for establishing officer compensation and reviews and recommends officer salary levels and variable compensation awards. That committee also administers the Company's Stock Option Plan. Current members of the Compensation Committee are W.
Hunter Simpson (Chair), Frances M. Conley, Harvey N. Gillis and Douglas J. Mackenzie. The Nominating Committee is primarily responsible for recommending candidates for the Board of Directors to be elected by Shareholders of the Company. Current members of the Nominating Committee are Harvey N. Gillis (Chair), Allan Epstein, Sally G. Narodick, W. Hunter Simpson and Timothy
Mott. The Nominating Committee will consider nominees recommended by the Shareholders. Suggestions may submitted to the Secretary of the Company.


COMPENSATION OF DIRECTORS

     Beginning in the 1996 fiscal year, non-employee directors are paid a fee of $500 for each Board meeting attended and for each Committee meeting attended when those meetings are held on days different from Board meetings. Employee directors are not paid any fees for those services. All directors are entitled to reimbursement for expenses incurred in traveling to and from Board and Committee meetings. In addition, each non-employee director also participates in the 1995 Non-Employee Directors' Stock Option Plan. Upon reelection to the Board of Directors, each non-employee director receives an option to purchase 2,000 shares of the Company's Common Stock on the third day following the day of each Annual Meeting of Shareholders. The option is granted at the then current fair market value of the Company's Common Stock, has a ten-year term and is vested upon grant. In fiscal year 1996, options to purchase 2,000 shares of the Company's Common Stock were granted to each of the Company's eight non-employee directors at an exercise price of $44.00 per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

           PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed KPMG Peat Marwick LLP ("KPMG") as auditors of the Company for the fiscal year ending June 30, 1997. KPMG has audited the accounts of the Company since 1987. Representatives of KPMG are expected to attend the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from Shareholders. In the event Shareholders do not ratify the appointment of KPMG, the selection of auditors will be considered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF KPMG AS AUDITORS FOR THE COMPANY.